UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 20, 2012

Date of report (Date of earliest event reported)

PROTO LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive, Maple Plain, Minnesota	55359
(Address of Principal Executive Offices)	(Zip Code)

(763) 479-3680

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2012, the board of directors of Proto Labs, Inc. (the “Company”) approved an amendment to the Company’s 2012 annual incentive bonus program (the “Program”) in which all employees other than commissioned sales people participate. The amendment provides that bonus payouts under the Program will be a function of not only revenue growth during 2012, as was previously the case, but also adjusted operating income (“AOI”) for 2012. For these purposes, AOI is defined as operating income before stock based compensation expense. The addition of the AOI factor will not increase, and could potentially limit, bonus payouts under the Program. No other changes have been made to the Program other than the addition of the AOI factor.

As amended, the Program contains revenue and AOI objectives for the Company as a whole and for each of its major geographic business units (the United States, the European Union and Japan). A participant’s bonus payout will be determined by multiplying his or her target payout amount (which is specified by our compensation committee as a percentage of the individual’s annual base salary) by both the applicable revenue and AOI payout factors. The revenue payout factor is zero for 2012 revenue below specified threshold amounts for the Company and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts. The AOI factor is zero for AOI (expressed as a percentage of revenue) below specified threshold amounts for the Company and each of its business units, and increases on a linear basis to 100% for AOI at or above specified maximum amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: March 26, 2012	/s/ Bradley A. Cleveland
Bradley A. Cleveland
President and Chief Executive Officer